ACCOUNTANT'S STATEMENT


                             Radin Glass & Co., LLP
                              360 Lexington Avenue
                               New York, NY 10017


Securities Exchange Commission
Washington, DC 20549

                                                March 28, 2001

      Re:   The Internet Advisory Corporation (the "Company")

Dear Sirs:

      In January 2001, we were retained as the Company's independent auditor for the fiscal year ended December 31, 2000. During the period subsequent to our retention, we have been provided with documentation and information needed by us to prepare and complete the audit. At our request, this documentation has been supplemented from time to time with additional documentation and information. As might be expected, the audit is taking us more time to complete than an audit prepared for a client with whom we have had an ongoing relationship. Due to the circumstances discussed above, the audit will not be completed prior to April 2, 2001, the due date for the Company's Form 10K-SB. We do expect, however, that the audit will be completed in sufficient time for the Company to file its Form 10K-SB for fiscal year ended December 31, 2000 within the fifteen calendar day extension period granted to the Company pursuant to Rule 12b-25.

                                          Very truly yours,


                                          /s/Radin Glass & Co., LLP
                                          Radin Glass & Co., LLP


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